Exhibit 99.(h)(2)(v)

Execution Version

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment (the “Amendment’’) is entered into as of May 14, 2024 and effective as of May 14, 2024 (the “Effective Date”) amending the Administration Agreement dated as of April 1, 2002 (as amended, amended and restated, modified or supplemented, the “Agreement”) by and between STATE STREET BANK AND TRUST COMPANY, successor-in-interest to Investors Bank & Trust (the “Bank”) and HARRIS ASSOCIATES INVESTMENT TRUST (the “Fund”).

WHEREAS, the Bank and the Fund are parties to the Agreement pursuant to which the Bank provides certain administrative services to the Fund; and

WHEREAS, the Bank and the Fund wish to amend the Agreement to update Schedule Bl (Fund Administration Treasury Services) to the Agreement as more fully set forth herein.

NOW, THEREFORE, in further consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and the Fund agree as follows:

1.	Effective as of the Effective Date, paragraph a. to Schedule B 1 to the Agreement is hereby deleted in its entirety and replaced with the following language:

“a. Prepare for the review by designated officer(s) of the Fund financial information that will be included in the Fund’s semi-annual and annual shareholder reports, Tailored Shareholder Reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures, where applicable;”

2.	Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

3.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form ( e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

5.	This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law provisions thereof.

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Information Classification: Limited Access

In WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative.

HARRIS ASSOCIATES INVESTMENT TRUST

By:	/s/ Rana J. Wright
Name:	Rana J. Wright
Title:	Chief Legal and Administrative officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Patrick Waldron
Name:	Patrick Waldron
Title:	Managing Director

Information Classification: Limited Access

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